Exhibit 99.1

Heritage Insurance Holdings, Inc. Reports Financial Results for Second Quarter of 2016

Clearwater, FL. – August 3, 2016 - Heritage Insurance Holdings, Inc. (NYSE:HRTG) (“Heritage” or the “Company”), a property and casualty insurance holding company, today reported its financial results for the fiscal quarter ended June 30, 2016.

Second Quarter Highlights

•	31% increase year over year in gross premiums written for 2Q16 as compared to 2Q15

•	29% increase in gross premiums earned for 2Q16 as compared to 2Q15

•	49% increase in policy count in 2Q16 as compared to 2Q15

•	Net income of $18.4 million for 2Q16

•	Gross combined ratio declined to 85.7% in 2Q16 from 95.5% in 1Q16

•	Return on average equity of 20.2% for 2Q16

•	Repurchased 527,989 shares for a total of $6.9 million in 2Q16; $53.4 million remains in repurchase authorization

•	Continued traction in North Carolina with more than 2,300 policies-in-force at the end of 2Q16

Bruce Lucas, the Company’s Chairman and CEO, said, “I am pleased to report a significant increase in profitability and return on equity in the second quarter. As compared to the first quarter, we had substantial growth across the business including gross premiums written and earned, net income and return on average equity. We are continuing to exceed our internal expectations in North Carolina and Hawaii, we recently launched operations in South Carolina, and we are now writing roughly half of our new policies outside of Florida. Looking ahead, we are extremely excited about our business prospects as we continue our strategic diversification. We are focused on delivering the highest returns to stockholders through continued organic growth, strategic M&A and capital return.”

Announces Quarterly Dividend

The Company announced that its Board of Directors has declared a quarterly cash dividend on the Company’s common stock of $0.06 per share. The third quarter dividend of $0.06 per share is payable on October 3, 2016 to stockholders of record as of September 15, 2016. The declaration and payment of any future dividends will be subject to the discretion of the Board of Directors and will depend on a variety of factors including the Company’s financial condition and results of operations.

Results of Operations

The following table summarizes our results of operations for the three and six months ended June 30, 2016 and 2015 (in thousands, except percentages and per share amounts):

	Three Months Ended June 30,				Six Months Ended June 30,
	2016	2015	Change		2016	2015	Change
Revenue
Gross premiums written	$177,295	$135,597	31%		$324,561	$269,565	20%
Gross premiums earned	$163,637	$127,101	29%		$315,580	$253,102	25%
Ceded premiums	$(54,719)	$(32,255)	70%		$(100,320)	$(56,767)	77%
Net premiums earned	$108,918	$94,846	15%		$215,260	$196,335	10%
Total operating revenue	$85,524	$58,098	47%		$185,049	$114,934	61%
Income before taxes	$29,757	$40,990	(27%)		$41,797	$89,282	(53%)
Net income	$18,368	$25,400	(28%)		$25,791	$55,456	(53%)
Per Share Data:
Book value per share	$12.71	$10.40	22%		$12.71	$10.40	22%
Earnings per diluted share	$0.62	$0.84	(26%)		$0.86	$1.84	(53%)
Return on average equity	20.2%	33.9%	(13.7)	pts	14.2%	39.1%	(24.9)	pts
Ratios to Gross Premiums Earned:
Ceded premium ratio	33.5%	25.4%	8.1	pts	31.8%	22.4%	9.4	pts
Loss ratio	29.8%	26.7%	3.1	pts	36.7%	26.3%	10.4	pts
Expense ratio	22.4%	19.0%	3.4	pts	22.0%	19.2%	2.8	pts
Combined ratio	85.7%	71.1%	14.6	pts	90.5%	67.9%	22.6	pts
Ratios to Net Premiums Earned:
Loss ratio	44.8%	35.8%	9.0	pts	53.8%	33.8%	20.0	pts
Expense ratio	33.7%	25.5%	8.2	pts	32.2%	24.7%	7.5	pts
Combined ratio	78.5%	61.3%	17.2	pts	86.0%	58.5%	27.5	pts

Quarterly Financial Results

Net income for the second quarter of 2016 was $18.4 million compared to $25.4 million for the second quarter of 2015. In the second quarter of 2015, the ceded premium and expense ratios were lower benefitting from larger Citizen assumptions in the fourth quarter of 2014 and first quarter of 2015 when compared to the assumptions in the fourth quarter of 2015 and first quarter of 2016. And despite the improvement from the first quarter of 2016, the loss ratio negatively impacted the second quarter compared to the previous year. Zephyr contributed $3.2 million to net income for the second quarter of 2016.

Gross premiums written were $177.3 million for the second quarter of 2016 compared to $135.6 million for the second quarter of 2015. Part of the growth resulted from Zephyr’s gross premiums written of $14.8 million and our expansion into North Carolina, which produced $2.4 million of gross premiums written.

Gross premiums earned were $163.6 million for the second quarter of 2016 compared to $127.1 million for the second quarter of 2015. Our consolidated premiums in force as of June 30, 2016 and 2015 were approximately $659.6 million and $510.2 million, respectively.

Ceded premiums as a percentage of gross premiums earned were 33.5% for the second quarter of 2016 compared to 25.4% for the second quarter of 2015. Ceded premiums in the second quarter of 2016 included one month’s cost of our catastrophe reinsurance program that renewed on June 1, 2016 and two months of the 2015-2016 program. The cost of the 2016-2017 reinsurance program was approximately $240 million and provides coverage we believe is suited to our changing mix of business including more wind-only policies and commercial residential policies. Our 2016-2017 reinsurance program provides first event coverage up to $1.9 billion in Florida, first event coverage up to $1.1 billion in Hawaii, and multiple event coverage up to $3.0 billion. As previously disclosed when we announced our new reinsurance program, our expectations for the ceded premium ratio were in the 37% range. The ceded premium ratio could increase slightly by 1 to 2 percentage points depending on the level of Citizens policies assumed over this timeframe.

The loss ratio on a gross basis increased to 29.8% for the second quarter of 2016 from 26.7% for the second quarter of 2015, primarily due to the continued heightened level of water claims we have experienced this year related to the assignment of benefits trend we have seen in the Florida marketplace and attorney involvement in the process.

The Company’s expense ratio on a gross basis was 22.4% for the second quarter of 2016 compared to 19.0% for the second quarter of 2015. The second quarter of 2015 expense ratio benefited from the larger Citizens assumption activity.

Overall, Heritage’s combined ratio on a gross basis was 85.7% for the second quarter of 2016 compared to 71.1% for the second quarter of 2015. The combined ratio for the second quarter of 2016 saw a sequential improvement as compared to 95.5% reported in the first quarter, which was impacted by adverse weather and adverse loss development.

Book Value Analysis

Book value per share increased by 9% from $11.71 at December 31, 2015 to $12.71 at June 30, 2016. The Company repurchased 527,989 shares of common stock in the second quarter pursuant to the Company’s repurchase program.

	As Of
Book Value Per Share	June 30, 2016	December 31, 2015	June 30, 2015
Numerator:
Common stockholders’ equity	$372,367	$356,553	$312,100

Denominator:
Total Shares Outstanding	29,301,121	30,441,410	29,995,560

Book Value Per Common Share	$12.71	$11.71	$10.40

Conference Call Details:

Thursday, August 4, 2016 – 8:30 a.m. EDT

Participant Dial-in Numbers Toll Free: 1-888-346-3095

Participant International Dial In: 1-412-902-4258

Canada Toll Free: 1-855-669-9657

Webcast:

To listen to the live webcast, please go to http://investors.heritagepci.com/. This webcast will be archived and accessible on the Company’s website.

HERITAGE INSURANCE HOLDINGS, INC.

Consolidated Balance Sheets

(Amounts in thousands, except share amounts)

	June 30, 2016	December 31, 2015
	(unaudited)
ASSETS
Fixed maturity securities, available for sale, at fair value (amortized cost of $507,091 and $370,967 in 2016 and 2015, respectively)	$518,211	$371,783
Equity securities, available for sale, at fair value (cost of $33,998 and $32,439 in 2016 and 2015, respectively)	31,856	28,313

Total investments	550,067	400,096
Cash and cash equivalents	142,952	236,277
Restricted cash	18,644	13,085
Accrued investment income	4,329	3,409
Premiums receivable, net	34,856	30,565
Prepaid reinsurance premiums	226,627	78,517
Income taxes receivable	2,969	—
Deferred income taxes	—	7,964
Deferred policy acquisition costs, net	42,568	34,800
Property and equipment, net	17,873	17,111
Intangibles, net	28,467	2,120
Goodwill	48,845	8,028
Other assets	4,768	5,426

Total Assets	$1,122,965	$837,398

LIABILITIES AND STOCKHOLDERS’ EQUITY
Unpaid losses and loss adjustment expenses	$117,485	$83,722
Unearned premiums	340,818	302,493
Reinsurance payable	237,020	60,210
Deferred income taxes	7,616	—
Income tax payable	—	2,092
Advance premiums	23,827	12,138
Accrued compensation	6,238	2,305
Other liabilities	17,594	17,885

Total Liabilities	750,598	480,845

Stockholders’ Equity:
Common stock, $0.0001 par value, 50,000,000 shares authorized, 30,426,121 shares issued and 29,301,121 outstanding at June 30, 2016 and 30,441,410 outstanding at December 31, 2015	3	3
Additional paid-in capital	205,036	202,628
Accumulated other comprehensive income (loss)	5,563	(2,033)
Treasury stock, at cost, 1,140,289 shares at June 30, 2016	(16,562)	—
Retained earnings	178,327	155,955

Total Stockholders’ Equity	372,367	356,553

Total Liabilities and Stockholders’ Equity	$1,122,965	$837,398

HERITAGE INSURANCE HOLDINGS, INC.

Consolidated Statements of Income and Other Comprehensive Income

(Amounts in thousands, except per share and share amounts)

Unaudited

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
REVENUE:
Gross premiums written	$177,295	$135,597	$324,561	$269,565
Change in gross unearned premiums	(13,658)	(8,496)	(8,981)	(16,463)

Gross premiums earned	163,637	127,101	315,580	253,102
Ceded premiums	(54,719)	(32,255)	(100,320)	(56,767)

Net premiums earned	108,918	94,846	215,260	196,335
Net investment income	2,223	2,090	4,260	3,723
Net realized gains (losses)	263	(116)	644	(119)
Other revenue	3,877	2,268	6,682	4,277

Total revenue	115,281	99,088	226,846	204,216
EXPENSES:
Losses and loss adjustment expenses	48,794	33,909	115,757	66,448
Policy acquisition costs	20,753	12,253	38,881	25,346
General and administrative expenses	15,977	11,936	30,411	23,140

Total expenses	85,524	58,098	185,049	114,934

Income before income taxes	29,757	40,990	41,797	89,282
Provision for income taxes	11,389	15,590	16,006	33,826

Net income	$18,368	$25,400	$25,791	$55,456

OTHER COMPREHENSIVE INCOME:
Change in net unrealized gains (losses) on investments	8,928	(2,663)	13,010	(5,470)
Reclassification adjustment for net realized investment (gains) losses	(263)	116	(644)	119
Income tax (expense) benefit related to items of other comprehensive income (loss)	(3,348)	983	(4,770)	2,064

Total comprehensive income	$23,685	$23,836	$33,387	$52,169

Weighted average shares outstanding
Basic	29,653,668	29,877,636	30,010,776	29,838,322

Diluted	29,653,668	30,268,496	30,072,624	30,192,216

Earnings per share
Basic	$0.62	$0.85	$0.86	$1.86
Diluted	$0.62	$0.84	$0.86	$1.84

About Heritage

Heritage Insurance Holdings, Inc. is a property and casualty insurance holding company headquartered in Clearwater, Florida. Its subsidiaries, Heritage Property & Casualty Insurance Company and Zephyr Insurance Company, write approximately $600 million and $60 million, respectively, of personal and commercial residential premium through a large network of experienced agents. The Company is currently writing property and casualty insurance policies in Florida, Hawaii, North Carolina and South Carolina. Heritage Insurance Holdings, Inc. is led by a seasoned senior management team with an average of 30 years of insurance industry experience.

Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements that are subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed herein. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “or “continue” or the other negative variations thereof or comparable terminology are intended to identify forward-looking statements. The risks and uncertainties that could cause our actual results to differ from those expressed or implied herein include, without limitation: the success of the Company’s marketing initiatives; inflation and other changes in economic conditions (including changes in interest rates and financial markets); the impact of new federal and state regulations that affect the property and casualty insurance market; the costs of reinsurance and the collectability of reinsurance; assessments charged by various governmental agencies; pricing competition and other initiatives by competitors; our ability to obtain regulatory approval for requested rate changes, and the timing thereof; legislative and regulatory developments; the outcome of litigation pending against us, including the terms of any settlements; risks related to the nature of our business; dependence on investment income and the composition of our investment portfolio; the adequacy of our reserves for losses and loss adjustment expense; our ability to build and maintain relationships with insurance agents; claims experience; ratings by industry services; catastrophe losses; reliance on key personnel; weather conditions (including the severity and frequency of storms, hurricanes, tornadoes and hail); changes in loss trends; acts of war and terrorist activities; court decisions and trends in litigation; and other matters described from time to time by us in our filings with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 filed with the Securities and Exchange Commission on March 8, 2016. The Company undertakes no obligations to update, change or revise any forward-looking statement, whether as a result of new information, additional or subsequent developments or otherwise.

Heritage Insurance Holdings Inc.

Investor Contact:

Steve Martindale, CFO

727-362-7203

smartindale@heritagepci.com

or

Melanie Skijus, Investor Relations Director

727-362-7262

mskijus@heritagepci.com